                                                              EXHIBIT (A)(1)(A)
                               FIRST SUPPLEMENT
                                      TO
                               OFFER TO PURCHASE
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                         EMERGING COMMUNICATIONS, INC.

                                      AT

                             $10.25 NET PER SHARE

                                      BY

                     INNOVATIVE COMMUNICATION CORPORATION

                         A WHOLLY OWNED SUBSIDIARY OF

                     INNOVATIVE COMMUNICATION COMPANY, LLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 21, 1998, UNLESS THE OFFER IS EXTENDED.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A MAJORITY OF THE OUTSTANDING SHARES NOT BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY BY THE PARENT (AS DEFINED HEREIN) OR ITS AFFILIATES AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER AND (II) THE RECEIPT BY THE PURCHASER (AS DEFINED HEREIN) OF FUNDS SUFFICIENT TO PERMIT IT TO PURCHASE ALL SHARES TENDERED IN THE OFFER AND PAY THE MERGER CONSIDERATION (AS DEFINED IN THE OFFER TO PURCHASE). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. SEE "THE OFFER--1. TERMS OF THE OFFER" IN THE OFFER TO PURCHASE AND "THE OFFER--13. CERTAIN CONDITIONS OF THE OFFER" HEREIN AND IN THE OFFER TO PURCHASE

  THE BOARD OF DIRECTORS OF THE COMPANY AND THE SPECIAL COMMITTEE HAVE UNANIMOUSLY (WITH MR. PROSSER ABSTAINING) DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAVE APPROVED THE OFFER AND THE MERGER AND RECOMMEND THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's shares of Common Stock, par value $0.01 per share (the "Shares"), of the Company should either (1) complete and sign the Letter of Transmittal accompanying the Offer to Purchase (the "Letter of Transmittal"), or a facsimile thereof, in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) or, in the case of a book-entry transfer of Shares effected pursuant to the procedure set forth in "The Offer--3. Procedure for Tendering Shares," in the Offer to Purchase an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and any other required documents to the Depositary (as defined in the Offer to Purchase) and either deliver the Letter of Transmittal (or such facsimile) together with the certificate(s) representing the tendered Shares or deliver such Shares pursuant to the procedure for book-entry transfer set forth in "The Offer--3. Procedure for Tendering Shares," in the Offer to Purchase or
(2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

  A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Offer--3. Procedure for Tendering Shares" in the Offer to Purchase.

  Mr. Prosser, the Parent and the Purchaser make no recommendation to any stockholder as to whether to tender or refrain from tendering Shares. Stockholders must make their own decisions whether to tender Shares and, if so, how many Shares to tender.

  Questions and requests for assistance may be directed to the Information Agent (as defined in the Offer to Purchase) or to the Dealer Manager (as defined in the Offer to Purchase) at their respective addresses and telephone numbers set forth on the back cover of this First Supplement to Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Information Agent, the Dealer Manager or to brokers, dealers, commercial banks or trust companies, and copies will be furnished promptly at the Purchaser's expense.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR THE MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                     THE DEALER MANAGER FOR THE OFFER IS:

                      PRUDENTIAL SECURITIES INCORPORATED

  THE DATE OF THIS FIRST SUPPLEMENT TO THE OFFER TO PURCHASE IS SEPTEMBER 10,
                                     1998

  TO THE HOLDERS OF COMMON STOCK OF EMERGING COMMUNICATIONS, INC.:

                                 INTRODUCTION

  The following information amends and supplements the information contained in the Offer to Purchase dated August 24, 1988 (the "Offer to Purchase") of Innovative Communication Corporation, a U.S. Virgin Islands corporation (the "Purchaser") and a wholly owned subsidiary of Innovative Communication Company, a Delaware limited liability company (the "Parent"), relating to the Purchaser's offer to purchase all of the outstanding Common Stock, par value $0.01 per share (the "Shares"), of Emerging Communications, Inc., a Delaware corporation (the "Company"), at $10.25 per Share, net to the seller in cash, and upon the terms and subject to the conditions set forth in the Offer to Purchase, as supplemented and amended by this First Supplement, and in the related Letter of Transmittal (which collectively constitute the "Offer"), which terms and conditions remain applicable in all respects to the Offer. Terms not defined herein have the meanings set forth in the Offer to Purchase. The Items set forth below correspond to the Items set forth in the Offer to Purchase. This First Supplement should be read in conjunction with the Offer to Purchase.

                                SPECIAL FACTORS

3. FAIRNESS OF THE OFFER AND THE MERGER.

  Each of Mr. Prosser, the Parent and the Purchaser believes that transactions to be consummated pursuant to the Offer and the Merger Agreement, including the $10.25 cash consideration proposed to be paid in the Offer and pursuant to the Merger, are fair to the minority stockholders of the Company. The offer price provides a substantial premium over pre-announcement market prices to holders of the Shares and enables the Company's stockholders to receive cash for their stockholdings now at a premium per share price. The $10.25 offer price represents a premium of 46.4% over the market price of the Company's Common Stock as of May 28, 1998 (the day prior to public announcement that the Parent had proposed to acquire the Shares at $9.125 per Share). The belief by each of Mr. Prosser, the Parent and the Purchaser that the terms of the Offer and the transactions contemplated by the Merger Agreement are fair to the minority stockholders of the Company is based primarily on the fact that the $10.25 cash consideration offers a substantial premium over historical market prices and the pre-announcement market price of the Common Stock. Mr. Prosser, the Parent and the Purchaser did not take into account the net book value of the Shares (although such value as of June 30, 1998 was $5.66 per Share, substantially below the offer price) because they did not, and do not, believe that such valuation is relevant in evaluating the fairness of the Offer or the transactions contemplated by the Merger Agreement. In addition, they did not take into account the going concern value or liquidation value of the Company in making the Offer and do not believe that such valuations are relevant in evaluating the Offer or the Merger because Mr. Prosser currently controls the Company, the Shares to be acquired pursuant to the Offer and the Merger represent a minority interest in the Company and Mr. Prosser has indicated that he is not interested under any circumstances in selling his interest in the Company. In addition, no offers have been received from any unaffiliated person to acquire control of the Company during the past eighteen months. While the opinion of Houlihan Lokey was not available to Mr. Prosser, the Parent or the Purchaser prior to the execution of the Merger Agreement, such opinion, together with the approval of the Offer and the Merger Agreement by the Special Committee and the Board of Directors, confirm their belief that these transactions are fair to the minority stockholders of the Company. In addition, the requirement that the Minimum Tender Condition not be waived without the consent of the Company, which was demanded by the Special Committee and which has the effect of requiring a majority of the minority stockholders to accept the Offer for the Offer and the Merger to be consummated, further confirms the belief by Mr. Prosser, the Parent and the Purchaser that the terms of the Offer and the transactions contemplated by the Merger Agreement are fair to the minority stockholders of the Company.

  While Mr. Prosser, the Parent and the Purchaser believe the Offer and the transactions contemplated by the Merger Agreement are fair to the minority stockholders of the Company, they make no recommendation to any stockholder as to whether to tender or refrain from tendering Shares. Stockholders must make their own decisions whether to tender Shares and, if so, how many Shares to tender. Based on the foregoing, each of Mr. Prosser, the Parent and the Purchaser believes the consideration proposed to be paid in the Offer and the Merger is fair to the stockholders of the Company (other than the Parent and the Purchaser).

  None of Mr. Prosser, the Purchaser, the Parent or Prudential Securities Incorporated ("Prudential"), their financial advisor, solicited other offers for the Company or its assets, and there can be no assurance that the terms of the Offer are as favorable to the public stockholders of the Company as could be obtained in one or more transactions with an unaffiliated party or parties.

6. RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS AND THE SPECIAL
COMMITTEE.

  In determining that the Offer and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the minority stockholders of the Company, the Special Committee and the Board of Directors did not take into account the net book value of the Shares (although such value as of June 30, 1998 was $5.66 per Share, substantially below the offer price) because they did not, and do not, believe that such valuation is relevant in evaluating the fairness of the Offer or the transactions contemplated by the Merger Agreement. In addition, they did not take into account the liquidation value of the Company and do not believe that such valuation is relevant in evaluating the Offer or the Merger because Mr. Prosser currently controls the Company, the Shares to be acquired pursuant to the Offer and the Merger represent a minority interest in the Company and Mr. Prosser has indicated that he is not interested under any circumstances in selling his interest in the Company.

  As discussed in the second full paragraph of page 8 of the Offer to Purchase, on August 4, 1998, Houlihan Lokey representatives informed the Special Committee that Houlihan Lokey was not in a position to render an opinion that the original offer price of $9.125 per Share was fair to the public stockholders from a financial point of view. Houlihan Lokey based such conclusion on the results of valuation analyses described under "SPECIAL FACTORS--Recommendation of the Board of Directors and the Special Committee-- Valuation of Emerging Communications Inc." and "--Fairness of Consideration" in the Offer to Purchase (such analyses consisting of a "market multiple approach", a "discounted cash flow approach", an "acquisition premium analysis" and a "comparable transaction multiples" analysis) calculated as of August 4, 1998. The market multiple approach as of August 4, 1998 yielded a valuation of the Company's Common Stock in the range of $7.90 to $10.37 per Share and the discounted cash flow approach as of August 4, 1998 yielded a valuation of the Company's Common Stock in the range of $9.36 to $13.74 per Share. The acquisition premiums implied by the original $9.125 offer relative to the "30-day unaffected trading price" and the 52-week high and low for the Common Stock of the Company as of August 4, 1998 were 33.5%, 1.4% and 46.0%, respectively. The comparable transaction multiples as of August 4, 1998 indicated: (i) the TIC/Revenue multiples had a median of 2.7x; (ii) the TIC/EBIT multiples had a median of 16.3x; and (iii) the TIC/EBITDA multiples had a median of 12.9x. The TIC/Revenue, TIC/EBIT and TIC/EBITDA multiples for the Company based on the original offer price of $9.125 were 3.2x, 12.8x and 6.8x, respectively, utilizing the financial results of the Company for the latest 12 month period on a pro forma basis ended June 30, 1998. Houlihan Lokey informed the Special Committee that the analysis described above, taken as a whole, indicated that the $9.125 original offer was not adequate compensation to the shareholders (other than the Parent and the Purchaser). This conclusion was based primarily on the fact that the offer was below the range of values under the discounted cash flow approach.

                                   THE OFFER

8. CERTAIN INFORMATION CONCERNING THE COMPANY


  General. The information concerning the Company contained in the Offer to Purchase was taken from or based upon publicly available documents and records on file with the Commission. Notwithstanding the statements contained in the second sentence of the first full paragraph on page 24 of the Offer to Purchase, Mr. Prosser, as the Chairman, Chief Executive Officer and controlling stockholder of the Company, has reviewed the information contained in the Company's public documents, and Mr. Prosser, the Parent and the Purchaser each believe that all information contained herein concerning the Company is true and correct in all material respects.

  Certain Projections. Mr. Prosser and the Parent and their representatives from time to time receive projections of financial results prepared by the management of the Company in the ordinary course of business as a part of its financial planning process. Although the Company does not as a matter of course publicly disclose projections as to future revenues or earnings, because they were received by Mr. Prosser and the Parent, the Purchaser made the projections available to all stockholders in the Offer to Purchase. Accordingly, the Company does not intend to update or otherwise revise such prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Company does not intend to update or revise such prospective financial information to reflect changes in general economic or industry conditions.

  NONE OF THE PROJECTIONS SET FORTH IN THE OFFER TO PURCHASE IS TO BE REGARDED AS FACT AND SUCH PROJECTIONS SHOULD NOT BE RELIED UPON AS ACCURATE REPRESENTATIONS OF FUTURE RESULTS. IN ADDITION, BECAUSE THE ESTIMATES AND ASSUMPTIONS UNDERLYING THE SUMMARY PROJECTIONS, AS TO FUTURE RESULTS, ARE BASED UPON EVENTS AND CIRCUMSTANCES THAT HAVE NOT TAKEN PLACE AND ARE INHERENTLY SUBJECT TO SIGNIFICANT FINANCIAL, MARKET, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT OR IMPOSSIBLE TO PREDICT ACCURATELY AND ARE BEYOND PARENT'S, THE PURCHASER'S AND THE COMPANY'S CONTROL, THEY ARE INHERENTLY IMPRECISE AND THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS CAN BE REALIZED. THEREFORE, IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN THE ACTUAL AND PROJECTED RESULTS AND THAT THE ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE PROJECTED.

  THE INCLUSION OF THE SUMMARY PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION BY PARENT, THE PURCHASER, OR THE COMPANY, OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, THAT THE PROJECTED RESULTS WILL BE ACHIEVED. THE SUMMARY PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS PUBLIC DISCLOSURE OR COMPLYING WITH PUBLISHED GUIDELINES OF THE COMMISSION OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE INDEPENDENT AUDITORS OF THE COMPANY DO NOT ASSUME ANY RESPONSIBILITY FOR THE ACCURACY OF THE SUMMARY PROJECTIONS. THE SUMMARY PROJECTIONS HAVE NOT BEEN EXAMINED, REVIEWED OR COMPILED BY THE COMPANY'S INDEPENDENT AUDITORS, AND ACCORDINGLY THEY HAVE NOT EXPRESSED AN OPINION OR ANY OTHER ASSURANCE ON THEM.

  Correction. Page 28 of the Offer to Purchase incorrectly indicated that Richard N. Goodwin, a Director at the Company, owns no Shares. Mr. Goodwin owns 5,000 Shares.


13. CERTAIN CONDITIONS OF THE OFFER

  Notwithstanding any other provision of the Offer, the Purchaser shall not be obligated to accept for payment any Shares if the Minimum Tender Condition or the Financing Condition shall not have been satisfied prior to the expiration of the Offer or, subject to the terms of the Merger Agreement, waived prior to the expiration of the Offer or, if on or after August 24, 1998, and prior to the expiration of the Offer, any of the events set forth in clauses (a) through (g) of the first paragraph under "THE OFFER--Certain Conditions of the Offer" in the Offer to Purchase shall occur.

  The Purchaser and the Parent do not have sufficient cash on hand or readily marketable assets to permit the Purchaser to consummate the Offer and the Merger. Therefore, if the conditions to the RTFC's commitment to provide the Credit Facility are not satisfied or waived and/or the RTFC does not otherwise provide the funds committed under the RTFC Commitment Letter, the Financing Condition will not be satisfied and the Purchaser will terminate the Offer. Mr. Prosser, the Parent and the Purchaser are not aware of any existing event or condition that could result in the RTFC not providing the funds committed under the RTFC Commitment Letter.

                                   SCHEDULE I

                OPINION OF HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL

                     HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL
-------------------------------------------------------------------------------
                              INVESTMENT BANKERS

                                                                AUGUST 17, 1998

The Special Committee of the Board of Directors of Emerging Communications,
 Inc.
c/o Mr. Richard Goodwin
Chairman of the Special Committee of the Board of Directors
Chase Financial Center
P.O. Box 1730
St. Croix, U.S. Virgin Islands 08821

Dear Gentlemen:

  We understand that Innovative Communication Corporation (the "Purchaser" or "ICC"), a company wholly owned by Jeffrey J. Prosser, has proposed to purchase the common equity of Emerging Communications, Inc. (the "Company"), pursuant to the terms of an agreement and plan of merger (the "Agreement") dated as of August 17, 1998, among the Company, the Purchaser and a wholly owned subsidiary of the Purchaser. As more specifically set forth in the Agreement, holders of each share of issued and outstanding common stock of the Company will be entitled to receive a cash price of $10.25 per share, pursuant to a tender offer. Promptly after the purchase of shares in the tender offer, and the satisfaction or waiver of certain conditions set forth in the Agreement, a subsidiary of ICC will be merged with and into the Company and each holder of shares will be entitled to receive a cash price of $10.25 per share. Such transactions and all related transactions are referred to collectively herein as the "Transaction."

  You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion addresses only the fairness from a financial point of view of the consideration to be received by the Company's common shareholders (other than the Purchaser or Jeffrey J. Prosser) in the Transactions and does not constitute a recommendation to the shareholders as to whether such shareholders should tender their shares in the Transaction. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

                                   NEW YORK
                        31 West 52nd Street, 11th Floor
                         New York, New York 10019-6118
                       Tel 212.582.5000 Fax 212.582.7405

                        Broker/dealer services through
                    Houlihan Lokey Howard & Zukin Capital.

LOS ANGELES
           CHICAGO  SAN FRANCISCO
                                MINNEAPOLIS WASHINGTON, D.C.
                                                        DALLAS  ATLANTA  TORONTO

  In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

    1. reviewed the publicly available financial information of the Company since the split-off of the Company from Atlantic Tele-Network, Inc. ("ATN"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Quarterly Report on 10-Q for the quarter ended March 31, 1998;

    2. reviewed the Proxy Statement for the Special Meeting of Stockholders of Atlantic Tele-Network, Inc. dated December 9, 1997;

    3. reviewed a draft copy of Schedule 13E-3 dated June 22, 1998, including the draft agreement and plan of merger contained therein;

    4. reviewed unaudited financial results of the Company through June 30, 1998 as prepared by the Company;

    5. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

    6. visited certain facilities and business offices of the Company in St. Thomas, U.S. Virgin Islands;

    7. reviewed forecasts dated March 25, 1998 as prepared by the Company's management for the years ending December 31, 1998 through 2007;

    8. reviewed the historical market prices and trading volume for the publicly traded securities of the Company;

    9. reviewed publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

    10. held discussions with Jeffrey J. Prosser, the majority shareholder of the Company and the sole shareholder of ICC, and with certain members of Prudential Securities who are acting as financial advisor to Mr. Prosser;

    11. conducted such other studies, analyses and inquiries as we have deemed appropriate.

  We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

  We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

  We hereby consent to your reference to the Opinion in, and the inclusion of the Opinion as an exhibit to, materials to be filed with the Securities and Exchange Commission in connection with the Transaction. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

  Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the Company's common shareholders (other than the Purchaser or Jeffrey J. Prosser) in the Transaction is fair from a financial point of view.

                         HOULIHAN LOKEY HOWARD & ZUKIN CAPITAL

                         /s/ Houlihan Lokey Howard & Zukin Capital

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each stockholder of the Company or such stockholder's broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                       THE DEPOSITARY FOR THE OFFER IS:

                             THE BANK OF NEW YORK

              By Mail:                          By Facsimile Transmission

                                            (for Eligible Institutions only):
    Tender & Exchange Department

           P.O. Box 11248                            (212) 815-6213

        Church Street Station
    New York, New York 10286-1248                 Confirm by telephone:

                                                     (800) 507-9357

                        By Hand or Overnight Delivery:

                         Tender & Exchange Department
                              101 Barclay Street
                          Receive and Deliver Window
                           New York, New York 10286

  Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and the other tender offer materials may be directed to the Information Agent, the Dealer Manager or to brokers, dealers, commercial banks or trust companies or other nominees, and copies will be furnished promptly at the Purchaser's expense.

                    THE INFORMATION AGENT FOR THE OFFER IS:


                               [LOGO] MacKenzie
                                      Partners, Inc.

                               156 FIFTH AVENUE
                              NEW YORK, NY 10010
                         (212) 929-5500 (CALL COLLECT)
                                      OR
                        CALL TOLL FREE: (800) 322-2885

                     THE DEALER MANAGER FOR THE OFFER IS:

                      PRUDENTIAL SECURITIES INCORPORATED
                              One New York Plaza
                                  18th Floor
                              New York, NY 10292
                                (212) 778-1800